UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 17, 2022

Date of Report (Date of earliest event reported)

PETVIVO HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-40715	99-0363559
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5251 Edina Industrial Blvd. Edina, Minnesota	55349
(Address of principal executive offices)	(Zip Code)

(952) 405-6216

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	PETV	The Nasdaq Stock Market LLC
Warrants	PETVW	The Nasdaq Stock Market LLC

Item 1.01	Entry Into a Material Definitive Agreement

PetVivo Holdings, Inc. (the “Company”) entered into a Distribution Services Agreement (the “Agreement” or “Distribution Services Agreement” ) with MWI Veterinary Supply Co. (“MWI”) on June 17, 2022. Pursuant to the Agreement, the Company appointed MWI to distribute, advertise, promote, market, supply and sell the Company’s lead product, Spryng™ and other Products (as identified herein) on an exclusive basis for two (2) years within the United States (the “Territory”), transitioning to a non-exclusive basis thereafter; provided however that the Company shall extend the exclusivity for an additional one (1) year if MWI achieves certain performance targets agreed upon by the parties. The Company can continue to sell Products within the Territory to established accounts, which includes: (a) customers who have purchased Products from the Company prior to the date of the Agreement, (b) customers who require that they deal directly with the Company, (c) governmental agencies, and (d) customers that order via the internet who are not directly solicited by the Supplier to purchase the Products. All customers must be licensed veterinary practices.

The Company will sell its products to MWI at the lowest price listed on the pricing schedule attached to the Agreement (“Schedule”) or the lowest price the Company sells Spryng™ to any other animal health distributor or reseller of similar or smaller size (“Comparable Distributor”). The Products covered by the Agreement shall include Spryng™ and any other animal and health related product of the Company that are identified on the Schedule and purchased by MWI. MWI is solely responsible for determining the price at which it sells products to customers. The Company shall pay MWI a fee for such services based upon MWI’s monthly gross purchases, as well as reimbursement for certain expenses.

The Agreement has an initial term of one (1) year, after which the Agreement shall automatically renew for subsequent terms of twelve (12) months, unless either party elects not to renew by providing written notice to the other party at least 60 days’ prior to the end of the then current term. Either party may terminate (a) upon 30 days’ written notice of a material default to the other party and failure of that party to cure the default within the 30 day period or (b) immediately upon the other party’s insolvency. The Company made certain representations and warranties in the Agreement and agreed to indemnify MWI against certain damages and losses.

The Company has executed a Continuing Guaranty and Indemnification Agreement, attached as Schedule A to the Agreement, that, among other things, provides that the Company (i) represents and warrant that the Products comply with the Federal Food, Drug, and Cosmetic Act and other applicable laws, (ii) indemnifies MWI for certain product related events (including violations of applicable laws, intellectual property infringement, governmental seizure), and (iii) maintains non-contributory product liability insurance of not less than $5,000,000 per occurrence for claims relating to products. The Agreement also includes customary confidentiality obligations.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETVIVO HOLDINGS, INC.

Date: June 24, 2022	By:	/s/ John Lai
	Name:	John Lai
	Title:	Chief Executive Officer